UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2005 (February 14, 2005)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

In response to comments received by Advanced Medical Optics, Inc. (“AMO”) during the review process of the Registration Statement on Form S-4 relating to the shares of AMO comment stock to be issued to stockholders of VISX, Incorporated pursuant to the Agreement and Plan of Merger, dated as of November 9, 2004, by and among AMO, Vault Merger Corporation, and VISX, Incorporated, this Current Report on Form 8-K/A is being filed to further modify the non-GAAP disclosures contained in the press release furnished by AMO on Form 8-K on February 8, 2005, as amended on February 14, 2005. In the Current Report on Form 8-K/A filed on February 14, 2005, AMO revised certain non-GAAP measures to remove the impact of the non GAAP adjustments for unrealized gains/losses on derivative instruments. This revision has no impact to the GAAP results. The information in this Current Report on Form 8-K/A under Item 2.02 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ADVANCED MEDICAL OPTICS

FOURTH-QUARTER AND FULL YEAR 2004 RESULTS

Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, provides financial results for the fourth quarter and full year of 2004 and the adoption of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Under generally accepted accounting principles (GAAP), net earnings for the fourth quarter were $10.1 million, or $0.26 per fully diluted share, compared to $9.7 million, or $0.28 per fully diluted share, in the same quarter one year ago. Adjusted net earnings for the quarter, which excludes non-GAAP adjustments itemized in the table below, were $21.2 million, or $0.54 per fully diluted share. Included in the results are the impact of the derivative instruments. The unrealized loss on derivative instruments reduced earnings per share by $0.01 and $0.02 in the fourth quarters of 2004 and 2003, respectively.

For the full year, the company recorded a GAAP loss of $129.4 million, or a loss of $3.89 per share, compared to GAAP net earnings of $10.4 million, or $0.35 per fully diluted share, for 2003. Adjusted net earnings for the year, which excludes non-GAAP adjustments itemized in the table below, were $46.2 million, or $1.24 per fully diluted share, compared to adjusted net earnings of $23.9 million, or $0.76 per fully diluted share, in 2003. Included in the results are the impact of the derivative instruments. The unrealized loss on derivative instruments did not impact earnings per share in 2004 and reduced earnings per share by $0.01 in 2003.

Net revenue for the fourth quarter rose 34.6 percent, including a 5.3 percent increase related to foreign currency, to $224.7 million, compared to the fourth quarter of 2003, reflecting continued growth in the company’s ophthalmic surgical and eye care franchises, and the benefits of the Pfizer acquisition. For 2004, net revenue was $742.1 million, compared to $601.5 million in 2003, representing a 23.4 percent increase, including a 6.2 percent increase related to foreign currency.

“Throughout 2004 our focused strategy continued to transform AMO into a stronger global enterprise capable of delivering sustained growth,” said Jim Mazzo, president and chief executive officer. “Our 2004 sales and operating results demonstrate that our strategy is working. We acquired and integrated the Pfizer ophthalmic surgical business, while delivering a broad set of technologically superior products

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that improve practitioner productivity and patient outcomes. We also continued to streamline our global operations to improve productivity and profitability and remained on track to execute our comprehensive eye care manufacturing strategy by mid 2005. Building on our momentum in 2004, we expect our planned acquisition of VISX to further expand growth and position AMO as a powerful leader in the global medical technology marketplace.”

AMO announced in November 2004 that it had reached an agreement with VISX, Incorporated, the global leader in laser vision correction, to acquire the company for a combination of cash and stock. The transaction requires the approval of both companies’ shareholders. AMO continues to work toward closing the transaction in the first quarter of 2005.

As previously announced, AMO expects the transaction to be neutral to its 2005 earnings-per-share guidance of $1.65 to $1.75, and expects 2006 earnings per share to be in the range of $2.20 to $2.30. The company’s earnings-per-share guidance excludes any charges associated with the VISX acquisition and option expensing and assumes no impact from the unrealized gains or losses on derivative instruments.

Ophthalmic Surgical

Ophthalmic surgical revenue grew 56.0 percent in the fourth quarter, including a 5.9 percent increase related to foreign currency, to $135.0 million, compared to $86.5 million in the year-ago quarter. Quarterly highlights included:

•	Total intraocular lens (IOL) sales rose 20.2 percent to $68.4 million, compared to $56.9 million in the fourth quarter of 2003. The increase reflects primarily the acquisition of the Pfizer ophthalmic surgical business and the strength of the company’s promoted IOL technologies, the Tecnis® and Sensar® lenses. The Tecnis® lens, which AMO acquired as part of the Pfizer ophthalmic surgical acquisition, has a proprietary modified prolate design that reduces spherical aberrations and improves contrast sensitivity. It is the only lens on the market with a unique FDA claim for improved functional vision. The Sensar® lens is AMO’s top selling IOL with a patented edge design to reduce halos, glare and the incidence of posterior capsular opacification.

•	Sales of viscoelastics rose more than nine-fold during the quarter to $37.1 million, compared to $4.0 million one year ago. This rise reflected the addition of the Healon® family of viscoelastics, which AMO acquired as part of the Pfizer transaction, as well as continued growth of AMO’s existing Vitrax® brand.

•	Sales of phacoemulsification products grew 4.4 percent during the quarter to $20.9 million, compared to $20.0 million one year ago. Growth was led by the company’s Sovereign® Compact™ system with WhiteStar™ technology, as well as recurring revenue from the consumable surgical packs used during every phacoemulsification procedure performed with an AMO machine.

For the full year 2004, ophthalmic surgical revenue grew 34.9 percent, including a 6.3 percent increase related to foreign currency, to $413.4 million, compared to $306.5 million in 2003.

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Eye Care

Eye care revenue growth remained strong in the fourth quarter, rising 11.5 percent, including a 4.6 percent increase related to foreign currency, to $89.7 million, compared to $80.5 million in 2003’s fourth quarter.

Sales of the company’s flagship COMPLETE® branded product line were up 4.9 percent for the quarter and 17.6 percent for the full year. AMO’s COMPLETE® MoisturePLUS™, the first multipurpose solution with two artificial tear ingredients, is designed to alleviate discomfort and dryness for contact lens wearers.

For the full year 2004, eye care revenue grew 11.4 percent, including a 6.2 percent increase related to foreign currency, to $328.7 million, compared to $294.9 million in 2003.

Additional Operating Results

The following are additional operating highlights for the fourth quarter and full year of 2004. Please refer below to the itemized list and reconciliation of non-GAAP adjustments that impacted operating results during the period.

•	Gross profit for the fourth quarter of 2004 was $131.1 million and included a $14.1 million manufacturing profit capitalized in inventory and expensed related to the Pfizer ophthalmic surgical acquisition. In 2003’s fourth quarter, the company’s gross profit was $102.9 million. For 2004, the gross profit was $435.9 million and included a $28.1 million manufacturing profit capitalized in inventory and expensed related to the Pfizer ophthalmic surgical acquisition. In 2003, the company’s gross profit was $373.6 million. The year-over-year growth in gross profit reflected the increase in revenue and continued execution of the company’s manufacturing strategy. The adjusted gross profit margin for the fourth quarter of 2004, which excludes non-GAAP adjustments itemized in the table below, was 64.6 percent, compared to 61.6 percent in the same period last year. For the year, the adjusted gross profit margin, which excludes non-GAAP adjustments itemized in the table below, was 62.5 percent, compared to 62.1 percent in 2004.

•	Research and development expense in the fourth quarter of 2004 was $14.6 million, up 40 percent from $10.4 million in the same period last year. For 2004, R&D expense was $73.7 million and included a $28.1 million in-process R&D charge related to the Pfizer ophthalmic surgical acquisition. For 2003, the company recorded R&D expenses of $37.4 million.

•	SG&A expense for the fourth quarter was $92.6 million, or 41.2 percent of sales. In the fourth quarter of 2003, the company had SG&A expenses of $71.6 million, or 42.9 percent of sales. For 2004, SG&A expense stood at $329.2 million and included $2.3 million in certain charges related to the Pfizer ophthalmic surgical acquisition. SG&A expense for 2003 was $276.7 million.

•	Operating income for the fourth quarter was $23.9 million and included $14.1 million in certain charges related to the Pfizer ophthalmic surgical acquisition. In the fourth quarter of 2003, operating income was $20.9 million. For 2004, operating income was $33.0 million and included $58.5 million in certain charges related to the Pfizer ophthalmic surgical acquisition. In 2003, the company reported $59.5 million in operating income. The adjusted operating margin for the fourth quarter of 2004, which excludes non-GAAP adjustments itemized in the table below, was 16.9 percent, compared to 12.5 percent in the same period last year. For the year, the adjusted operating margin, which excludes non-GAAP adjustments itemized in the table below, was 12.3 percent, compared to 9.9 percent in 2003.

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•	During the quarter, AMO reduced its total debt outstanding to $552.6 million, from $568.4 million at the end of the third quarter. This reduction reflects the repayment of a portion of the $250 million Term B loan and the exchange of approximately $4.8 million principal amount of 3.5 percent convertible bonds during the quarter.

Adoption of EITF 04-8

The company adopted EITF Issue No. 04-8 with respect to its 3.5 percent convertible senior subordinated notes issued June 24, 2003. Under EITF 04-8, these securities must be included in the diluted EPS calculation retroactively to the date of issue.

Adoption of EITF 04-8 had the effect of reducing AMO’s adjusted diluted earnings per share for the first quarter of 2004 by $0.01, thus reducing its full-year 2004 adjusted diluted earnings per share by $0.01, to $1.24. Adoption of EITF 04-8 also resulted in a $0.03 reduction to the company’s 2003 adjusted earnings per share.

Under EITF 04-8, AMO’s 2.5 percent convertible senior subordinated notes issued on June 22, 2004 do not impact 2004 adjusted diluted earnings per share because the company has irrevocably elected to settle the principal amount of the notes in cash. Therefore, any future dilutive effect of the 2.5 percent notes will be calculated under the net share settlement method.

GAAP to Non-GAAP Reconciliation

Our disclosure of financial results for the quarters and years ended December 31, 2004 and December 31, 2003 contained herein are prepared in accordance with GAAP and are accompanied by disclosures that are not prepared in conformity with GAAP. These non-GAAP disclosures include certain adjustments not reflected in the GAAP presentations that relate to our acquisition of the Pfizer surgical ophthalmic business in 2004 and the associated financing transactions, as well as our recapitalization in 2003, which are not expected to recur. We use these non-GAAP financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. Adjusted gross profit margin, operating income, operating margin and earnings are the primary indicators management uses for planning and forecasting in future periods. Due to the uncertainty regarding the timing of completion of any potential transaction, or whether any potential transaction would be undertaken or completed at all, management does not include potential transaction activity in its annual budgeting process. Following the completion of a transaction, the company updates its forecasts and public guidance to include known or reasonably foreseeable revenues and expenses related to operating the business in the ordinary course.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

We apply the non-GAAP adjustments to our analysis of operating segment performance as well to our analysis of consolidated corporate performance. The non-GAAP disclosures and the non-GAAP

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adjustments including the basis for excluding such adjustments and the impact on our operations, are outlined below:

Adjusted Net Sales. Adjusted net sales does not include any non-GAAP adjustments, is equivalent to reported GAAP net sales and is presented to provide investors perspective in relation to the remaining non-GAAP disclosures.

Adjusted Cost of Sales. The company incurred manufacturing profit capitalized in inventory and expensed during 2004 as a result of purchase accounting applied to the acquisition of the Pfizer ophthalmic surgical business. The effect of this amount was an increase to cost of sales related solely to this acquisition and is not expected to have a continuing financial impact. Management provided the adjusted cost of sales measure in the reconciliation table for the purpose of facilitating an analysis of adjusted gross profit margin, adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share discussed in the text of this press release. In addition, management believes that the adjusted cost of sales measure is useful information to investors because it provides investors with a means of evaluating trends in cost of sales, excluding the non-recurring purchase accounting adjustments. AMO uses adjusted cost of sales to conduct and evaluate its business by examining the cost of sales excluding purchase accounting adjustments to determine whether on a net basis the company has gained any efficiencies in the production and procurement of its products. The economic substance behind AMO’s decision to use adjusted cost of sales is that the adjustments ($14.1 million in the fourth quarter of 2004 and $28.1 million for the year ended December 31, 2004) represented an approximate 15.0% and 9.2% increase to cost of sales for the quarter and year, respectively, which AMO does not expect to recur in future periods. A material limitation associated with the use of this measure as compared to the GAAP measure of cost of sales is that it does not include all cost of sales related to the acquired inventory and thus may not enhance the comparability of our results to other companies in our industry who may have made similar acquisitions but address the impact differently. AMO compensates for this limitation when using adjusted cost of sales by providing full disclosure of the impact of this item in the statement of operations and accompanying notes prepared in conformance with GAAP.

Adjusted Gross Profit. As discussed above, we incurred manufacturing profit capitalized in inventory and expensed during 2004 as a result of purchase accounting applied to the acquisition of the Pfizer ophthalmic surgical business. The effect of this expense was a reduction of the company’s gross profit, which is not expected to have a continuing financial impact. AMO provided an adjusted gross profit measure in its reconciliation table to enable investors to see the calculations of adjusted gross profit margin, adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share. In addition, we believe that the adjusted gross profit measure is useful information to investors because our investors track gross profit trends and have paid particular attention to this item given the transition of our manufacturing of certain products from Allergan, our former parent, to our own facilities and to other third-party facilities. AMO uses adjusted gross profit to conduct and evaluate its business by measuring adjusted gross profit against targets established within each operating business segment and to evaluate manufacturing metrics. The economic substance behind AMO’s decision to use adjusted gross profit is that the adjustment was significant enough to represent 10.7% and 6.5% of gross profit for the quarter and year ended December 31, 2004, respectively. As noted above, a material limitation associated with the use of this measure as compared to the GAAP measure of gross profit is that it does not include all costs related to the acquired inventory and thus may not enhance the comparability of our results to other companies in our industry who may have made similar acquisitions but address the impact differently. AMO compensates for this limitation when using adjusted gross profit by providing full disclosure of the impact of this item in the statement of operations and accompanying notes prepared in conformance with GAAP.

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Adjusted Gross Profit Margin. The manufacturing profit capitalized in inventory and expensed during 2004 as a result of purchase accounting applied to the Pfizer ophthalmic surgical business had the effect of reducing gross profit margin by 6.3 percentage points and 3.8 percentage points for the quarter and year ended December 31, 2004. This expense was associated with the acquisition and is not expected to recur. Management believes that the adjusted gross profit margin measure is useful information to investors because it provides investors a more meaningful comparison to historical gross profit margin and to their internally developed expectations for the company. This measure is of particular importance at this time given our shift in manufacturing away from our former parent company to our own facilities and other third-party facilities required by mid-2005. In addition, management believes it is useful to investors in evaluating their expectations for future gross profit margin. AMO uses adjusted gross profit margin to conduct and evaluate its business by evaluating performance of our consolidated operations, geographic segments and our manufacturing function based on factors within the control of the operational segments and based on a measure more comparable to prior periods and to objectives established at the beginning of the fiscal period. The economic substance behind AMO’s decision to use adjusted gross profit margin is that absent the adjustment, gross profit margin was reduced by 6.3 percentage points and 3.8 percentage points for the quarter and year ended 2004, representing a significant deviation from historical trends and future expectations that is not expected to recur in future periods. As noted above, a material limitation associated with the use of this measure as compared to the GAAP measure of gross profit margin is that it does not include all costs related to the acquired inventory and this may not enhance the comparability of our results to other companies in our industry who may have made similar acquisitions but address the impact differently. AMO compensates for these limitations when using adjusted gross profit margin by providing full disclosure of the impact of this item in the statement of operations and accompanying notes prepared in conformance with GAAP.

Adjusted Selling, General and Administrative. The company incurred a charge to terminate a distributor contract following the decision to move to a direct sales model in Belgium as a direct result of the acquisition of the Pfizer ophthalmic surgical business, which had a direct presence in Belgium at the time of the acquisition. This had the effect of increasing the selling expenses in 2004 and is not expected to recur. The company also incurred a charge related to severance paid to certain AMO employees in other geographies upon completion of the Pfizer acquisition. As a direct result of the Pfizer acquisition, the company terminated certain AMO employees that were made redundant. This had the effect of increasing the selling expenses in 2004. The company’s management believes that the financial impact of the distributor termination charge and the severance related to the Pfizer acquisition have disappeared or become immaterial. Management believes that the adjusted selling, general and administrative measure is useful information to investors because it provides a more meaningful comparison to prior periods and may be indicative of the level of selling costs to be incurred in future periods, given that AMO does not expect to incur severance and distributor termination fees of this magnitude in the ordinary course of its business. Our investors have closely monitored selling expenses in prior periods to evaluate management’s efforts to increase productivity and efficiency. AMO internally uses adjusted selling, general and administrative to conduct and measure its business by evaluating performance of the consolidated operations and geographic operating segments on a basis consistent with objectives established in advance. These objectives, though adjusted for added revenue and ordinary course business expenses associated with the acquisition shortly after its closing, did not include non-recurring adjustments related to the acquisition, given the unpredictability and uncertainty associated with the transaction and unusual nature of the costs. Also, in early 2004, AMO initiated a project to increase productivity and efficiency through global processes and procedures and a global marketing

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organization. Management used the adjusted selling, general and administrative measure to gauge the effectiveness of that project. The economic substance behind AMO’s decision to use adjusted selling, general and administrative is that these adjustments, which related solely to the Pfizer acquisition, had the effect of increasing selling expenses by approximately $2.3 million and were therefore a significant deviation from historical trends. Material limitations associated with the use of this measure as compared to the GAAP measure of selling, general and administrative is that it does not reflect all period costs included in Selling, General and Administrative associated with the Pfizer acquisition and as such may not be comparable to other companies with similar acquisitions who treat such costs differently. To compensate for these limitations, management believes that it is appropriate to consider Selling, General and Administrative determined under GAAP as well as on an adjusted basis.

Adjusted Research and Development. The company incurred a charge associated with in-process R&D expenses as a result of purchase accounting applied to the acquisition of the Pfizer ophthalmic surgical business. The charge had the effect of increasing research and development costs by $28.1 million during 2004, and we believe that the financial impact of the charge has disappeared or become immaterial. Management believes that the adjusted research and development measure is useful information to investors because otherwise the GAAP measure is not an amount that is indicative of the company’s current research and development spending and excluding this item assists investors in evaluating actual research and development spending as well as assists in the formulation of future expectations for spending on research and development projects. AMO uses adjusted research and development to conduct and evaluate the spending of the research and development function as measured against targets which did not include costs associated with the acquisition because the amount of the in-process R&D charge was uncertain at the time that the R&D budget was developed. Management also uses this measure to measure productivity metrics related to R&D spending. The economic substance behind AMO’s decision to use adjusted research and development is that the in-process R&D charge had the effect of increasing R&D expense, as a percentage of net sales, by $28.1 million, or approximately 38.1% of all R&D expense. This was a substantial deviation from historical R&D expense. A material limitation associated with the use of this measure as compared to the GAAP measure of research and development is that is provides a view of R&D operations without including the cost of all R&D events during this period, specifically the acquired in-process R&D costs. Management compensates for this limitation by providing disclosure of the in-process R&D on the face of the statement of operations and the accompanying notes. AMO compensates for these limitations when using adjusted research and development by fully disclosing the impact of this item in the statement of operations and related commentary prepared in accordance with GAAP, which investors can use to fully perform their own analysis.

Adjusted Operating Income. As a result of the adjustments for manufacturing profit expensed, distributor termination, severance and in-process R&D related solely to the acquisition of the Pfizer surgical ophthalmic business (each is discussed above in greater detail), operating income was reduced. As stated above, we believe that the financial impact of these Pfizer acquisition-related items has disappeared or become immaterial. Management believes that the adjusted operating income measure is useful information to investors because the non-recurring adjustments are substantial in relation to the corporation’s on-going business expenses, and management believes that the use of the adjusted operating income measure provides a useful basis for investors to compare performance in the period to prior periods and to compare this performance to their own models. Given the significant effect that operating income has in computing earnings per share, management believes that the measure of adjusted operating income is useful to our investors in their evaluation of our performance in relation to their targets and to our guidance for adjusted earnings per share, which was developed and given on a basis which excluded these costs, given their unpredictability and unusual nature. AMO uses adjusted

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operating income to conduct and evaluate its business by comparing adjusted operating income performance for the consolidated entity and geographic segments to pre-established targets. These targets did not include acquisition-related expenses, due to their unpredictability and unusual nature. In addition, we measure the performance of our geographic operating segments based on factors within their reasonable control. The economic substance behind AMO’s decision to use adjusted operating income is that the aggregate adjustments had the effect of reducing operating income by $58.5 million, or 64%. We believe this is a significant deviation from our historic trends which is associated solely with the acquisition, and that a measure for operating income absent this deviation is important information for investors to consider in the mix of information available to them. A material limitation associated with the use of this measure as compared to the GAAP measure of operating income is that it provides a view of operating income without including all events during this period, specifically the effects of the above mentioned acquisition related costs and may not be a comparable view of our performance to other companies in our industry. AMO compensates for these limitations when using adjusted operating income by providing full disclosure of the effects of these items to operating income in the statement of operations and the associated commentary so that investors can use the information to perform their own analysis.

Adjusted Operating Margin. As discussed above, we incurred various period costs associated with the Pfizer acquisition which had the effect of reducing operating margin by 6.2 percentage points and 7.9 percentage points for the quarter and year ended December 31, 2004. These costs were associated with the acquisition and are not expected to have a continuing financial impact. Management believes that the adjusted operating margin measure is useful information to investors because it provides investors a more meaningful comparison to historical operating margin and to their own developed expectations for AMO, and is useful for evaluating their future expectations for operating margin. AMO uses adjusted operating margins to evaluate performance and measure progress of its consolidated operations, geographic segments and global functions on a basis consistent with the objectives established at the beginning of the year and comparable to prior periods. The economic substance behind AMO’s decision to use adjusted operating margin is that in the absence of the adjustment, operating margin was reduced by 6.2 percentage points and 7.8 percentage points for the quarter and year ended December 31, 2004, which represents a significant variation from historical trends and on-going expectations. The material limitations associated with the use of this measure as compared to the GAAP measure of operating income margin is that is provides a view of operations without including all events during the period, specifically the certain period costs related to the Pfizer acquisition which are not expected to recur and that it may not provide a comparable view of our performance to other companies in our industry. AMO compensates for these limitations by providing full disclosure of these acquisition related costs in our financial statements and related commentary in our quarterly release prepared in conformance with GAAP which investors can use to appropriately consider operating margin determined under GAAP as well as on an adjusted basis.

Adjusted Interest Expense. In order to fund the acquisition of the Pfizer ophthalmic surgical business, we engaged in financing transactions and underwent a recapitalization in 2004. As a result, we incurred net charges and costs associated with the prepayment of a Japan term loan, prepayment of $55.0 million of our Term B loan, repurchase of $70.0 million of 9.25 percent senior subordinated notes and the exchange for stock and cash of approximately $131.4 million in aggregate principal amount of our 3.5 percent convertible senior subordinated notes in 2004. In 2003, due to a favorable interest rate environment, we refinanced our debt by issuing convertible debt and using those funds to prepay a term loan and to repurchase $130.0 million in principal amount of our 9.25 percent senior subordinated notes. As a result, we incurred charges and costs associated with the prepayment of the term loan and the repurchase of notes. The non-GAAP adjustment to interest expense for the fourth quarter of 2004 is

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comprised of a charge of $1.3 million for the pro-rata write-off of debt issuance costs. The non-GAAP adjustment to interest expense for the full year 2004 is comprised of a charge of $9.7 million for the pro-rata write-off of debt issuance costs and write-off of original issue discount net of a net realized gain on interest rate swaps of $3.2 million. The non-GAAP adjustment to interest expense for the full year 2003 is comprised of a charge of $7.8 million for the pro-rata write-off of debt issuance costs and write-off of original issue discount net of a net realized gain on interest rate swaps of $2.0 million. We included the measure of adjusted interest expense in the reconciliation in order to facilitate a calculation of adjusted net earnings and adjusted net earnings per share. Management believes that the adjusted interest expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with ordinary course business operations and that is more comparable to interest expense in prior periods. We believe this measure is also useful to investors in their analysis of the effect of our recapitalization. AMO uses adjusted interest expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions. The economic substance behind AMO’s decision to use adjusted interest expense is that the cash and non-cash charges were significant, and that absent an adjustment, analyzing expected interest expense on an on-going basis would be quite difficult. A material limitation associated with the use of this measure as compared to the GAAP measure of interest expense is that it may not be comparable to other companies in our industry who may handle such costs differently. AMO compensates for these limitations when using adjusted interest expense by clearly providing the various components and financial effects of the recapitalizations in our financial statements and related disclosures prepared in accordance with GAAP and included in so that investors have sufficient information to perform their own analysis.

Adjusted Other, Net. The non-GAAP adjustment to other, net for the fourth quarter of 2004 is comprised of a $1.0 million non-cash charge related to convertible note exchanges. The non-GAAP adjustment to other, net for the full year 2004 is comprised of a non-cash charge of $111.7 million and a cash charge of $4.6 million related to convertible note exchanges, an aggregate premium of $10.8 million paid for the repurchase of 9.25 percent senior subordinated notes and early debt extinguishment costs and fees of $0.1 million. The non-GAAP adjustment for the full year 2003 is comprised of an aggregate premium of $19.4 million paid for the partial repurchase of 9.25 percent senior subordinated notes net of a foreign currency gain of $2.7 million resulting from the settlement of certain intercompany notes and related transfer of cash utilized to repurchase the notes and prepayment of a term loan. We provided the adjusted other, net measure in the reconciliation table in order to facilitate the calculation of adjusted net earnings and adjusted net earnings per share. In addition, we believe that the adjusted other, net measure is useful information to investors because these charges were not indicative of the cost of capital that the company had previously incurred or were reasonably expected to incur in the future. AMO uses adjusted other, net to conduct and evaluate its business in order to compare its current and ongoing cost of capital to budgeted and forecasted amounts. The economic substance behind AMO’s decision to use adjusted other, net is that the charges and gains related solely to the financing transactions, which were primarily non-cash charges, significantly reduced the corporation’s earnings (loss) per share on a GAAP basis by $3.27 per share. A material limitation associated with the use of this measure as compared to the GAAP measure of other, net is that the adjustments are material transactions that represent significant changes to the company’s capital structure, which are of interest to certain investors and by making these adjustments, investors may not fully understand the impact of the transactions. AMO compensates for these limitations by clearly reflecting and fully disclosing these items in the financial statements prepared in accordance with GAAP and included in the quarterly release.

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Adjusted Earnings Before Income Taxes. Adjusted earnings before income taxes excludes the pre-tax impact of all the non-GAAP adjustments discussed above. We included adjusted earnings before income taxes in the reconciliation table in order to facilitate the calculation of adjusted net earnings and adjusted net earnings per share. Management believes that the adjusted earnings before income taxes measure is useful information to investors because it provides investors with a means to compare the measure to previous periods and to their own expectations on a basis consistent with prior periods. AMO uses adjusted earnings before income taxes to conduct and evaluate its business by utilizing the measure to assess performance of the corporation on a basis comparable to prior periods, in order to ascertain trends in the on-going business operations. The economic substance behind AMO’s decision to use adjusted earnings before income taxes is that the effect of the foregoing adjustments, which related solely to the corporation’s acquisition and recapitalizations, was significant and necessary in order to assess the operating results of the corporation’s base and on-going business. A material limitation associated with the use of this measure as compared to the GAAP measure of earnings before income taxes is that while it provides management and investors with financial information which is used to compare to historical and internal measures and objectives, it is a non-GAAP measure which has no standardized meaning externally and therefore may not be entirely useful to investors. AMO compensates for this limitation when using adjusted earning before income taxes in our financial statements and related commentary in our quarterly release prepared in conformance with U.S. GAAP which investors can use to perform their own analysis as appropriate.

Adjusted Provision for Income Taxes. The adjusted provision for income taxes excludes the related tax impact of all the non-GAAP adjustments discussed above. We included the adjusted provision for income taxes in the reconciliation table so that investors could understand our calculation of adjusted net earnings and adjusted net earnings per share. Management believes that the adjusted provision for income taxes measure is useful information to investors because it provides a basis to compare our tax rates to historical tax rates, and because the adjustment is necessary in order to calculate adjusted net earnings. Without showing the tax effect of each of the foregoing adjustments, we believe the disclosure of adjusted net earnings could be confusing. AMO uses adjusted provision for income taxes to conduct and evaluate its business in order to reach the calculation of adjusted net earnings on a basis that would be consistent with prior periods. AMO also uses the measure to analyze its effective tax rate and to compare it to internally developed expectations. The economic substance behind AMO’s decision to use adjusted provision for income taxes is to provide an estimate of what the effective tax rate would be in the absence of these adjustments in order to better approximate adjusted net income and adjusted earnings per share. A material limitation associated with the use of this measure as compared to the GAAP measure of provision for income taxes it represents an estimate of the income taxes associated with the adjusted earnings before income taxes which is net of the estimated income tax effect of the non-GAAP adjustments and does not reflect the actual tax provision or position of the company on a U.S. GAAP basis. To compensate for this limitation, AMO provides the actual tax provision prepared in conformity with U.S. GAAP in its financial statements presented with the earnings release so investors can perform their own analysis.

Adjusted Net Earnings. Adjusted net earnings calculates the after-tax impact of all the non-GAAP adjustments discussed above. Management believes that the adjusted net earnings measure is useful information to investors because it provides our investors with a means to conduct a meaningful, consistent comparison to our prior periods and to our investors’ expectations for adjusted net earnings. Given the significant effect of the non-GAAP adjustments, we believe that adjusted net earnings is a useful means to demonstrate the sustainability of the company’s performance in a manner not affected by unusual events and charges required by GAAP accounting. AMO uses adjusted net earnings to conduct and evaluate its business by utilizing the measure in its analysis of consolidated group

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performance. It is the primary means for the corporation to assess on-going operating performance and to set future operating performance expectations. The economic substance behind AMO’s decision to use adjusted net earnings is that the adjustments to net earnings, which did not reflect the on-going sustainability of performance, had the effect of reducing net earnings by $175.5 million. Despite the importance of this measure to management in goal setting and performance measurement and to many investors, we stress that adjusted net earnings is a non-GAAP financial measure that has no standardized meaning defined by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definitions, adjusted net earnings (unlike U.S. GAAP net earnings) may not be comparable with the calculation of similar measures of other companies. Adjusted net earnings is presented solely to enable investors to more fully understand how management assesses the performance of our company. AMO compensates for these limitations by providing full disclosure of the net earnings (loss) on a basis prepared in conformance with GAAP to enable investors to consider net earnings (loss) determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate.

Adjusted Net Earnings Per Share. Adjusted net earnings per share calculates the after-tax, per share impact of all of the adjustments discussed above. Management believes that the adjusted net earnings per share measure is useful information to investors because it provides a basis for investors to compare the performance of the corporation’s operations to prior periods and to their expectations for performance. It also provides a useful means for investors to evaluate the profitability and sustainability of on-going operations. Given the market’s focus on earnings per share and adjusted earnings per share measures, by providing an adjusted earnings per share measurement and showing the components thereof, we seek to eliminate confusion in the marketplace and to provide a consistent means for evaluation of performance. We use adjusted net earnings per share to conduct and evaluate our business by comparing the measure to prior periods using a consistent method of calculation. We review adjusted net earnings per share as a primary indicator of the profitability and sustainability of the underlying business, and we use the measure to compare performance to the objectives identified for the business during our budget process. Our budget process includes only revenue and expenses relating to the on-going business operations, in an effort to better manage the on-going operations in a meaningful manner. The economic substance behind AMO’s decision to use adjusted net earnings per share is that the adjustments during these periods were so significant to adjusted net earnings per share that AMO believed that an investor would otherwise have difficulty assessing the on-going performance of the operations of the business. A material limitations associated with the use of this measure as compared to the GAAP measure of net earnings per share is that it is a non-GAAP measure which is adjusted for the various acquisition and recapitalization items noted above and, as such, has no standardized measurement prescribed by GAAP and accordingly has limits in its usefulness to investors. Adjusted net earnings per share may not be comparable with the calculation of earnings per share for other companies. AMO compensates for these limitations when using adjusted net earnings per share by providing full disclosure of the earnings (loss) per share measurement and GAAP basis in the financial statements and related commentary in our quarterly release which investors can use to appropriately consider earnings (loss) per share determined under GAAP as well as on an adjusted basis.

Guidance for Adjusted Earnings Per Share. Our guidance for earnings per share for 2005 and 2006 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any non-recurring charges associated with the VISX acquisition and option expensing until such time as these charges can be ascertained. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of

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ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the profitability and sustainability of the on-going business operations. The economic substance behind our use of adjusted earnings per share is that we believe that we cannot otherwise effectively analyze the profitability of the corporation without considering the effect of unusual items and charges that we have not experienced in prior periods. In order to comply with Regulation FD, we provide our guidance in public forums, such as this press release. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect and potential significance of option expensing, the uncertainty associated with the timing of the closing the VISX transaction, and our inability to forecast non-recurring costs associated with the VISX transaction at this time.

Previous Adjustments for Unrealized Gains/Losses on Derivative Instruments.

In our earnings release dated February 8, 2005, we also included adjustments related to the unrealized loss on derivative instruments. These adjustments had the effect of decreasing adjusted non-operating expense and thereby increasing adjusted earnings before income taxes by $1.2 million for the quarter ended December 31, 2004 and by $0.4 million for the year ended December 31, 2004. The adjustments increased adjusted net earnings for the quarter and year ended December 31, 2004, by $0.7 million and $0.2 million, respectively, after an adjusted provision for income taxes of $0.5 million and $0.2 million, respectively. For 2003, the adjustment decreased adjusted non-operating expense and thereby increased adjusted earnings before income taxes by $0.3 million for the quarter ended December 31, 2003 and by $0.2 million for the year ended December 31, 2003. The adjustments increased adjusted net earnings for the quarter and year ended December 31, 2003, by $0.6 million and $0.1 million, respectively, after an adjusted provision for income taxes of $0.3 million and $0.1 million, respectively. The adjustment had increased adjusted earnings per share by $0.01 and $0.02 in the fourth quarters of 2004 and 2003, respectively, had no effect on adjusted earnings per share for the year ended December 31, 2004, and increased adjusted earnings per share by $0.01 for the year ended December 31, 2003. AMO also excluded the unrealized gains on derivative instruments during each of the first three fiscal quarters of 2004 and for the second and third quarters of 2003. Gains and losses were consistently reflected in each quarterly reconciliation of GAAP and non-GAAP measures.

We originally adjusted each of non-operating expense, adjusted earnings before income taxes, adjusted net earnings and adjusted earnings per share for the unrealized gain or loss on the derivative instruments (required to be put in place under our senior credit facility) because we are unable to forecast for changes in currency exchange rates which cause the unrealized “mark to market” gain or loss recorded on a quarterly basis (as opposed to the actual cost of the derivative instruments, which have not been the subject of any non-GAAP adjustments). In an effort to provide useful quarterly guidance to our investors, our guidance excluded this adjustment so that we could forecast matters within our reasonable control and in a manner consistent with our internal operations. We believe that this guidance and the measures which then reported results excluding the adjustment are useful to investors in evaluating the performance of the corporation’s on-going operations as compared to the guidance and their own expectations. We used the non-GAAP measures excluding the gain or loss on derivative instruments to measure the performance of the consolidated operations and the geographic business segments absent the effect of this factor outside of their reasonable control.

We subsequently removed these adjustments from our historical adjusted financial measures for 2004 and 2003 because the adjustments have not been material on an annual basis and they may recur over the next two years. Due, however, to our inability to forecast the timing and extent of unrealized gains or losses on derivative instruments, our adjusted earnings per share guidance for 2005 and 2006 assumes

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no impact from such unrealized gains or losses, although the company does not intend to make adjustments in non-GAAP measures for unrealized gains or losses on derivative instruments in future periods.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include intraocular lenses, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® and Vitrax® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 2,800 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Forward-Looking Statements

This information contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and earnings estimates for 2005 and 2006. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements regarding financial guidance and the VISX transaction, Mr. Mazzo’s statements and any other statements that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this information. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with receiving necessary approvals and meeting conditions necessary to close the VISX transaction within the first quarter of 2005 if at all, risks associated with the integration and operation of the acquired businesses, and changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of products previously supplied by Allergan; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

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Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K includes information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended			Year Ended
(in thousands, except per share amounts)	December 31, 2004	December 31, 2003		December 31, 2004	December 31, 2003
Net sales:
Ophthalmic surgical	$134,992	$86,526		$413,422	$306,508
Eye care	89,693	80,463		328,677	294,945

	224,685	166,989		742,099	601,453
Cost of sales	93,586	64,049		306,164	227,811

Gross profit	131,099	102,940		435,935	373,642
Selling, general and administrative	92,577	71,588		329,197	276,695
Research and development	14,574	10,417		73,716	37,413

Operating income	23,948	20,935		33,022	59,534

Non-operating expense (income):
Interest expense	7,606	3,782		26,933	24,224
Unrealized loss on derivative instruments	1,233	305		403	246
Other, net	(1,075)	641		126,902	17,802

	7,764	4,728		154,238	42,272

Earnings (loss) before income taxes	16,184	16,207		(121,216)	17,262
Provision for income taxes	6,051	6,462		8,154	6,905

Net earnings (loss)	$10,133	$9,745		$(129,370)	$10,357

Net basic earnings (loss) per share	$0.28	$0.33		$(3.89)	$0.36

Net diluted earnings (loss) per share	$0.26	$0.28	(A)	$(3.89)	$0.35	(B)

Weighted average number of shares outstanding:
Basic	36,828	29,340		33,284	29,062

Diluted	39,721	37,551		33,284	29,644

(A)	Includes the after-tax impact of $74 and $889 of interest expense on the 3.5% convertible notes for the three months ended December 31, 2004 and 2003, respectively.
(B)	Excludes the impact of the 3.5% convertible notes as the effect would be anti-dilutive.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(USD in thousands)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Geographic sales:
Americas	$64,605	$47,207	$217,583	$178,387
Europe/Africa/Middle East	82,389	60,614	263,723	212,096
Japan	56,664	45,019	191,535	164,113
Asia Pacific	21,027	14,149	69,258	46,857

	$224,685	$166,989	$742,099	$601,453

Product sales:
Ophthalmic surgical:
Intraocular lenses (A)	$68,360	$56,860	$234,512	$205,128
Viscoelastics (B)	37,147	4,005	74,283	15,233
Phacoemulsification products	20,888	20,005	75,172	65,428
Other (C)	8,597	5,656	29,455	20,719

Total Ophthalmic surgical	134,992	86,526	413,422	306,508

Eye care:
Multi-purpose solutions	44,843	36,839	156,809	137,506
Hydrogen-peroxide solutions	26,338	26,838	101,900	94,415
Other	18,512	16,786	69,968	63,024

Total Eye care	89,693	80,463	328,677	294,945

	$224,685	$166,989	$742,099	$601,453

(A)	Includes acquired Pfizer IOL sales of $9,240 and $16,072 in the three months and year ended December 31, 2004, respectively.
(B)	Includes Healon sales of $33,001 and $57,437 in the three months and year ended December 31, 2004, respectively.
(C)	Includes Baerveldt shunt sales of $1,268 and $2,272 in the three months and year ended December 31, 2004, respectively.

	Three Months Ended
	December 31, 2004	December 31, 2003	% Growth	% Exchange Impact
Net sales:
Ophthalmic surgical	$134,992	$86,526	56.0%	5.9%
Eye care	89,693	80,463	11.5%	4.6%

	$224,685	$166,989	34.6%	5.3%

	Year Ended
	December 31, 2004	December 31, 2003	% Growth	% Exchange Impact
Net sales:
Ophthalmic surgical	$413,422	$306,508	34.9%	6.3%
Eye care	328,677	294,945	11.4%	6.2%

	$742,099	$601,453	23.4%	6.2%

Unaudited Reconciliation of GAAP to Non-GAAP Information

Quarter Ended December 31, 2004

				Non-GAAP Adjustments
(in thousands, except per share amounts)	Q4 2004 GAAP		% of Net Sales	Manufacturing Profit Expensed		% of Net Sales	Recapitalization and Debt Retirement		Q4 2004 Adjusted		% of Net Sales
Net sales	$224,685			$			$		$224,685
Cost of sales	93,586				(14,064)				79,522

Gross profit	131,099		58.3%		14,064	6.3%			145,163		64.6%
Selling, general and administrative	92,577								92,577
Research and development	14,574								14,574

Operating income	23,948		10.7%		14,064	6.3%			38,012		16.9%

Non-operating expense (income):
Interest expense	7,606							(1,345)	6,261
Unrealized loss on derivative instruments	1,233								1,233
Other, net	(1,075)							(973)	(2,048)

	7,764				—			(2,318)	5,446

Earnings before income taxes	16,184				14,064			2,318	32,566
Provision for income taxes	6,051				4,748			538	11,337

Net earnings	$10,133				$9,316			$1,780	$21,229

Net basic earnings per share	$0.28								$0.58

Net diluted earnings per share	$0.26	(A)							$0.54	(A)

Weighted average number of shares outstanding:
Basic	36,828								36,828
Diluted	39,721								39,721

(A)	Includes the after-tax impact of $74 of interest expense on the 3.5% convertible notes.

Unaudited Reconciliation of GAAP to Non-GAAP Information

Year Ended December 31, 2004

			Non-GAAP Adjustments
(in thousands, except per share amounts)	2004 GAAP		% of Net Sales	Manufacturing Profit Expensed		% of Net Sales	Distributor Termination Charge		% of Net Sales	AMO Severance		% of Net Sales	IPR&D		% of Net Sales	Recapitalization and Debt Retirement		2004 Adjusted		% of Net Sales
Net sales	$742,099			$			$			$			$			$		$742,099
Cost of sales	306,164				(28,128)													278,036

Gross profit	435,935		58.7%		28,128	3.8%												464,063		62.5%
Selling, general and administrative	329,197							(1,585)			(734)							326,878
Research and development	73,716													(28,100)				45,616

Operating income	33,022		4.4%		28,128	3.8%		1,585	0.2%		734	0.1%		28,100	3.8%			91,569		12.3%

Non-operating expense (income):
Interest expense	26,933																(6,500)	20,433
Unrealized loss on derivative instruments	403																	403
Other, net	126,902																(127,175)	(273)

	154,238				—			—			—			—			(133,675)	20,563

Earnings (loss) before income taxes	(121,216)				28,128			1,585			734			28,100			133,675	71,006
Provision for income taxes	8,154				9,006			539			176			—			6,957	24,832

Net earnings (loss)	$(129,370)				$19,122			$1,046			$558			$28,100			$126,718	$46,174

Net basic earnings (loss) per share	$(3.89)																	$1.39

Net diluted earnings (loss) per share	$(3.89	)(A)																$1.24	(B)

Weighted average number of shares outstanding:
Basic	33,284																	33,284
Diluted	33,284																	38,968	(C)

(A)	Excludes the impact of the 3.5% convertible notes as the effect would be anti-dilutive.
(B)	Includes the after-tax impact of $2,008 of interest expense on the 3.5% convertible notes.
(C)	Includes the aggregate dilutive effect of approximately 5.7 million shares for stock options and the 3.5% convertible notes.

Unaudited Reconciliation of GAAP to Non-GAAP Information

Year Ended December 31, 2003

				Non-GAAP Adjustments
(in thousands, except per share amounts)	2003 GAAP		% of Net Sales	Recapitalization and Debt Retirement	2003 Adjusted		% of Net Sales
Net sales	$601,453				601,453
Cost of sales	227,811				227,811

Gross profit	373,642		62.1%		373,642		62.1%
Selling, general and administrative	276,695				276,695
Research and development	37,413				37,413

Operating income	59,534		9.9%		59,534		9.9%

Non-operating expense (income):
Interest expense	24,224			(5,752)	18,472
Unrealized loss on derivative instruments	246				246
Other, net	17,802			(16,754)	1,048

	42,272			(22,506)	19,766

Earnings before income taxes	17,262			22,506	39,768
Provision for income taxes	6,905			9,003	15,908

Net earnings	$10,357			$13,503	$23,860

Net basic earnings per share	$0.36				$0.82

Net diluted earnings per share	$0.35	(A)			$0.76	(B)

Weighted average number of shares outstanding:
Basic	29,062				29,062
Diluted	29,644				33,548	(C)

(A)	Excludes the impact of the 3.5% convertible notes as the effect would be anti-dilutive.
(B)	Includes the after-tax impact of $1,765 of interest expense on the 3.5% convertible notes.
(C)	Includes the aggregate dilutive effect of approximately 4.5 million shares for stock options and the 3.5% convertible notes.

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(USD in thousands)

	December 31, 2004	December 31, 2003
Cash and equivalents	$49,455	$46,104
Trade receivables, net	189,465	130,423
Inventories	85,030	41,596
Working capital, excluding cash	133,447	91,087
Long-term debt, aggregate principal amount	552,593	233,283

	Three Months Ended
	December 31, 2004	December 31, 2003
Depreciation and amortization	$8,648	$3,929
Capital expenditures	11,824	8,558

	Year Ended
	December 31, 2004	December 31, 2003
Depreciation and amortization	$23,616	$15,547
Capital expenditures, excluding acquisitions	26,685	20,250

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date April 7, 2005	By:	/s/ Richard A. Meier
Richard A. Meier, Executive Vice President, Operations and Finance, and Chief Financial Officer